Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 409-4832	(614) 876-1900
AirNet Systems, Inc. Reports Second Quarter 2006 Results
COLUMBUS, Ohio (August 2, 2006) AirNet Systems, Inc. (AMEX: ANS) today reported total net revenues increased 7% to $44.4 million for the three months ended June 30, 2006 compared to $41.4 million for the same period last year. The second quarter 2006 revenue primarily benefited from a $2.6 million increase in Express services revenues. For the first six months of 2006, total net revenues were $87.1 million versus $82.0 million a year ago.
Income from continuing operations before income taxes increased to $3.2 million for the second quarter 2006 from $2.1 million for the same period last year. For the first half of 2006, income from continuing operations before income taxes was $6.2 million compared to $4.0 million in 2005.
Net income was $2.0 million, or $0.19 per diluted share, for the three months ended June 30, 2006 versus $2.1 million, or $0.20 per diluted share, for the same period last year. For the first six months of 2006, net income was $3.7 million, or $0.36 per diluted share, compared to $3.6 million, or $0.35 per diluted share, a year ago. Net income for the second quarter and first half of 2006 included a loss from discontinued operations, net of tax, of $(0.01) per diluted share and $(0.03) per diluted share, respectively. Net income for the second quarter and first half of 2005 included income from discontinued operations, net of tax, of $0.05 per diluted share and $0.10 per diluted share, respectively.
As disclosed on July 26, 2006, AirNet entered into a definitive agreement with Pinnacle Air, LLC (“Pinnacle”) to sell its passenger charter business, including the aircraft and substantially all of the aircraft-related assets of Jetride, Inc., a wholly-owned subsidiary, for $41 million in cash. The transaction is subject to standard closing contingencies and the receipt of requisite assurances from the Federal Aviation Administration with respect to the proposed ownership change, and is expected to close during the third quarter 2006. As a result, the Company’s financial results for passenger charter services for the second quarter and first six months of 2006 and 2005 are reported as discontinued operations.
Second Quarter 2006 Results
Bank services revenues increased slightly to $29.1 million for the second quarter 2006 from $28.8 million a year ago. Fuel surcharge revenues rose $1.5 million to $4.3 million for the second quarter 2006 and, together with general price increases, were substantially offset by lower net revenues attributable to a decline in pounds shipped per flying day.
Total pounds shipped for Bank services per flying day declined approximately 5% for the second quarter 2006 compared to the same period in 2005. This was due to a 9%

decline in the volume of cancelled checks delivered for Bank customers during the second quarter 2006 which was partially offset by higher volumes of proof of deposit (unprocessed checks) and interoffice mail delivery shipments compared to the second quarter 2005.
Express services revenues increased 21% to $15.0 million for the second quarter 2006, due to $1.6 million of higher fuel surcharge revenues and $1.0 million attributable to increased shipments compared to the prior year. Non-charter Express services revenues attributable to commercial airline and point-to-point surface deliveries benefited second quarter 2006 revenues, while charter revenues from Express services for the quarter were slightly below the same period last year.
Costs and Expenses
Total costs and expenses increased 5% to $40.7 million for the second quarter 2006 from $38.8 million for the same period in 2005. Ground courier costs increased $1.1 million to $8.7 million for the second quarter 2006 primarily due to a higher number of point-to-point surface shipments for Express services. Contracted air costs were $4.4 million or $0.8 million above the second quarter 2005 resulting from additional subcontracted air routes. Also contributing to the increase in ground courier and contracted air costs were additional fuel surcharges from ground and contracted air vendors. Aircraft fuel costs rose $0.7 million to $7.7 million for the second quarter 2006 versus a year ago due to higher average fuel prices attributable to increased global demand for fuel and disruptions to supply.
Income Taxes
The provision for income taxes was $1.1 million for the second quarter 2006 compared to $0.6 million the prior year. The effective tax rate rose to 35.7% from 27.4% for the second quarter of 2006 and 2005, respectively. The lower effective tax rate for the three months ended June 30, 2005 was largely due to a change in the valuation allowance for deferred tax assets.
Six Month Results
Bank services revenues increased 2% to $57.4 million for the first six months of 2006 from $56.1 million a year ago. Fuel surcharge revenues for the first half of 2006 were $7.9 million or $2.9 million above the prior year which represents an increase of 59%.
Total pounds shipped for Bank services per flying day declined approximately 4% for the 2006 year-to-date period compared to the same period in 2005. This was due to an 8% decline in the volume of cancelled checks delivered for Bank customers during the first half of 2006 which was partially offset by higher volumes of proof of deposit and interoffice mail delivery shipments compared to the first half of 2005.
Express services revenues increased to $29.0 million for the first six months of 2006 from $25.5 million last year, an increase of 14%. Higher fuel surcharge revenues, which increased to $4.5 million in the first six months of 2006 from $1.9 million in the same period in 2005, represented $2.6 million of the $3.5 million year-over-year increase.

Non-charter revenues attributable to commercial airline and point-to-point surface deliveries rose 5% for the first half of 2006 versus the prior year.
Costs and Expenses
Total costs and expenses were $79.9 million for the six months ended June 30, 2006, compared to $77.1 million for the same period in 2005. Contracted air costs and ground courier costs were $1.7 million and $1.4 million, respectively, above the first half of 2005. These increases were attributable to the higher number of point-to-point surface shipments for Express services and increased outsourcing of air routes. Also contributing to the increase in ground courier and contracted air costs were additional fuel surcharges from ground and contracted air vendors. Aircraft fuel expense increased $1.4 million to $14.7 million for the first six months of 2006 compared to the prior year. This was due to higher average fuel prices attributable to increased global demand for fuel and disruptions to supply.
Interest Expense and Total Debt Outstanding
Interest expense was $1.0 million for the first six months of 2006 compared to $0.8 million for the same period last year. This increase principally reflects the capitalization of interest related to the construction and completion of AirNet’s Rickenbacker Facility in 2005 coupled with higher interest rates versus the 2005 period. The increase in interest expense was partially offset by lower total debt outstanding during the first half of 2006.
The Company’s total debt outstanding at June 30, 2006 was $51.1 million, which included $28.8 million of notes payable related to discontinued operations, versus $56.0 at December 31, 2005, which included $29.8 million of notes payable related to discontinued operations.
Income Taxes
The provision for income taxes was $2.3 million for the first half of 2006 versus $1.5 million last year. The effective tax rate declined to 36.4% for the first six months of 2006 from 38.2% for the comparable period in 2005 primarily due to changes in the valuation allowance for deferred tax assets.
Discontinued Operations
Total passenger charter services revenues decreased approximately $2.6 million, or 30%, to $5.9 million and $5.2 million, or 29% to $12.7 million, for the three months and six months ended June 30, 2006, respectively. The declines were primarily attributable to reductions in flight hours, specifically the termination of two Challenger passenger aircraft that were operated under management agreements in the comparable periods of 2005. The revenue declines were partially offset by decreased costs and expenses for passenger charter services, primarily related to a reduction in payments to owners of managed aircraft and reduced aircraft fuel expenses. The loss from discontinued operations, net of tax, the three months and six months ended June 30, 2005 was $(0.1) million and $(0.3) million, respectively, compared to income from discontinued operations, net of tax, of $0.6 million and $1.1 million for the three and six months ended June 30, 2005, respectively.

AirNet Systems, Inc.
AirNet Systems, Inc. focuses the Company’s resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. The Company’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; the Company’s ability to successfully implement its plans to increase the number of contracted air routes to achieve a more variable cost structure, disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; while AirNet expects to be able to close the sale of Jetride to Pinnacle, there can be no assurance that the standard closing conditions, as well as the FAA assurance, required by the definitive agreement will be satisfied and that the closing will occur; the impact of unusual items resulting from ongoing evaluation of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosure included in “Item 1A — Risk Factors” of Part I and the disclosure in the section captioned “Forward-looking statements” in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

In thousands, except per share data	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NET REVENUES, NET OF EXCISE TAX
Bank services	$29,101	$28,845	$57,385	$56,138
Express services	14,981	12,428	29,025	25,533
Aviation services	272	117	649	284

Total net revenues	44,354	41,390	87,059	81,955

COSTS AND EXPENSES
Wages and benefits	4,736	4,971	9,711	10,091
Aircraft fuel	7,723	7,049	14,715	13,281
Aircraft maintenance	4,190	3,873	8,285	7,677
Contracted air costs	4,439	3,681	8,608	6,932
Ground courier	8,717	7,634	16,896	15,475
Depreciation	2,868	3,133	5,751	6,249
Insurance, rent and landing fees	2,112	2,244	3,989	4,495
Travel, training and other	1,147	1,356	2,678	2,865
Selling, general and administrative	4,772	4,893	9,237	10,091
Net gain on disposition of assets	(4)	(2)	(12)	(52)

Total costs and expenses	40,700	38,832	79,858	77,104

Income from continuing operations before interest expense	3,654	2,558	7,201	4,851
Interest expense	443	502	973	829

Income from continuing operations before income taxes	3,211	2,056	6,228	4,022
Provision for income taxes	1,146	563	2,267	1,536

Income from continuing operations	2,065	1,493	3,961	2,486
Income (loss) from discontinued operations, net of tax	(87)	562	(296)	1,085

Net income	$1,978	$2,055	$3,665	$3,571

Income (loss) per common share — basic and diluted:
Continuing operations	$0.20	$0.15	$0.39	$0.25
Discontinued operations	(0.01)	0.05	(0.03)	0.10

Net income per common share — basic and diluted	$0.19	$0.20	$0.36	$0.35

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